Exhibit 10.1

LICENSE AGREEMENT

This License Agreement (the “License Agreement”) is entered into as of the 21st day of April 2015, by and between SG Blocks, Inc., a Delaware corporation, having an address at 3 Columbus Circle, 16th Floor, New York, NY 10019 (“Licensor”) and Red Cardinal Holdings, Inc. a Wyoming corporation, having an address at 1330 Avenue of the Americas, 23rd Floor, New York, NY 10019 (“Licensee”) or its affiliated assignee, with reference to the following premises.

PREMISES

A.           Licensor is engaged in the business of developing, manufacturing, advancing and promoting code-engineered containers for safe and sustainable construction of buildings using certain proprietary methods and technology (“Licensor Technology”).

B.           Licensee is a multi-national holding company engaged in infrastructure development, green energy development and operations, oil camp, workforce and consumer housing, and master planned real estate development;

C.           Licensee recognizes the value of the Licensor Technology and that all rights to the Licensor Technology belong exclusively to Licensor;

D.           Licensee desires to have the license to use the Licensor Technology, on and in connection with the manufacture and distribution of code-engineered containers for safe and sustainable construction of buildings in the Territory (as defined below);

E.           Licensor is willing to grant such license subject to the terms and conditions set forth below; and

F.           Licensor has agreed to enter into a strategic partnership with Licensee and its wholly owned subsidiary Endaxi Capital Partners, Inc. for the purpose of providing technical expertise to Licensor’s program management contracts in Iraq.

NOW THEREFORE, in consideration of these premises and the mutual covenants herein expressed, and for other good and valuable consideration, which the parties hereby acknowledge, the parties hereby agree as follows.

ARTICLE 1.
DEFINITIONS

“Actual Revenues” means total revenue received on each executed contract before any deductions or allowances, as for rent, cost of goods sold, taxes, etc.

“Affiliate” means, with respect to either party, a person or entity that now or hereafter directly or indirectly controls, is controlled by, or is under common control with such party.

“Agreement” means this License Agreement.

“Buildings” means all structures built using the Licensor Technology.

“Confidential Information” shall have the meaning specified in Paragraph 10.1.

“Effective Date” shall mean the date upon which the First Executed Contract becomes effective.

“Guaranteed Minimum” shall have the meaning specified in Paragraph 2.3.

“Internet Uses” shall have the meaning specified in Paragraph 8.1.

“Law” means any international, federal, state, regional, municipal, or local statute, code, regulation, rule, ordinance, decree, permit, registration, order, or other such law, rule or regulation.

“Licensee” means Red Cardinal Holdings, Inc. or its affiliated assignee.

“Licensor” means SG Blocks, Inc.

“Licensor Technology” shall have the meaning specified in the Premises.

“Term” means the duration of this Agreement, as specified in Paragraph 3.1.

“Territory” means those territories listed on Exhibit A as may be amended from time to time.

“Trade Secrets” means any and all information, including any and all business plans, formulas, customer information, compilations, programs, devices, methods, techniques, or processes, that provide their owner independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from their disclosure or use, and that are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

ARTICLE 2.
GRANT OF LICENSE

2.1           License.

(a)
Subject to all of the obligations and conditions contained in this Agreement, Licensor hereby grants to Licensee a non-exclusive license in the Territory (the “Licensed Territory”) during the Term, to use the Licensor Technology in connection with: (a) the manufacture of Buildings in the Licensed Territory; and (b) the construction of Buildings using the Licensor Technology in the Licensed Territory.

(b)
Upon full satisfaction of the Debentures (as defined below), Licensee shall be granted an exclusive license in the Licensed Territory during the remaining portion of the Term.  Licensor represents and warrants to Licensee that Licensor has not had any negotiations with third parties regarding the granting of an exclusive license in the Licensed Territory.

2.2           First Executed Contract.  Licensee shall, within ninety (90) days of the execution of this Agreement, enter into a contract for the manufacture of Buildings in an amount not less than ten million US dollars (US$10,000,000.00)  (the “First Executed Contract”). Should Licensee fail to do so, Licensor shall have the option to terminate this Agreement.

2.3           Reservations.  This Agreement does not constitute a grant of any rights other than those set forth in Paragraph 2.1 above.  In particular, Licensor does not grant to Licensee:

(a)           the right to use any derivative of or modification to the Licensor Technology unless approved in writing by Licensor prior to use;

(b)           the right to form a business entity whose name includes the name of Licensor, or any names confusingly similar thereto, unless approved in writing by Licensor prior to use; or

(c)           an assignment of any right, title or interest in or to the Licensor Technology.

2.4           Sublicense. Licensee shall have the right to sublicense all or any part of its rights or obligations under this Agreement, without the prior written consent of Licensor. For any such sublicense, Licensee shall remain primarily liable to Licensor for all payments and obligations under this License Agreement and all other terms and conditions of this Agreement. Licensee’s obligations in connection with the Guarantee are not transferable without the written consent of Licensor.

ARTICLE 3.
TERM

3.1           Term.  The term of this Agreement shall commence on the date hereof, and shall continue for a period of fifteen (15) years, unless otherwise terminated under the terms of this Agreement.

ARTICLE 4.
DESIGN AND MANUFACTURING

4.1           Approvals.  Except for the issue of meeting local building codes, Licensor shall have no approval over the Buildings using the Licensor Technology.  It is expressly agreed that Licensor’s primary responsibility under this Agreement is insuring that the Buildings meet code and that any engineering or design services rendered hereunder are of a first class standard.

4.2           Overall Commitment to Quality.  Licensee agrees that Buildings will be of industry standard quality as to workmanship, design and materials used therein, and will be at least equal in quality, workmanship, appearance, design and material as is appropriate for the Territory.

4.3           Submissions for Approval.  Licensee may manufacture Buildings, or cause the same to be manufactured or constructed, only in accordance with Licensor’s approved specifications.

4.4           Compliance with Applicable Laws – Generally.  All Buildings manufactured and distributed by, or on behalf of, Licensee using the Licensor’s Technology shall be manufactured in accordance with all applicable Laws in the Territory. It shall be Licensor’s responsibility to insure that the Buildings’ specifications meet or exceed local building codes and Licensee’s sole responsibility to assure compliance with all such applicable Laws.

ARTICLE 5.
SALES AND MARKETING

5.1           Best Efforts.  Licensee will use its commercially reasonable efforts to exploit this license throughout the Territory.

5.2           Public Announcements.  All press releases and other public announcements involving reference to Licensor or the Licensor Technology are subject to the prior written approval of Licensor.

ARTICLE 6.
ROYALTIES AND RELATED FEES

6.1           Royalty.  Licensee shall pay to Licensor a royalty of Ten Percent (10.0%) (“Royalty”) of Actual Revenues collected by Licensee in connection with manufacturing, distributing and selling of Buildings using the Licensor Technology.   As set forth in Section 6.4 herein, Licensee shall permit Licensor to have access to said books, records and materials of Licensee in order to enable Licensor to calculate Actual Revenues and Royalties.

6.2           Guaranteed Minimums.  In order to maintain the license in the Licensed Territory, Licensor’s annual Actual Revenues from the sales of Buildings shall be ten million US dollars (US$10,000,000.00) annually (“Guaranteed Minimum”).  The Guaranteed Minimum Royalty shall not begin until the delivery of the first units under the First Executed Contract of this Agreement.

6.3           Taxes.  Licensee will bear all taxes, duties and other governmental charges in the Territory relating to or arising under this Agreement, including without limitation, any state or federal income taxes, any stamp or documentary taxes or duties, turnover, sales or use taxes, value added taxes, excise taxes, customs or exchange control duties and any other taxes and charges relating to the manufacture, sale, distribution, import, export, and/or construction of Buildings hereunder.

6.4           Books and Records.  Licensee will, at its sole cost and expense, maintain complete and accurate books and records covering all transactions directly arising out of or directly relating to this Agreement.  Licensor will have the right, during normal business hours and upon reasonable notice, but not more than once per any 12-month period, to examine and copy said books and records and all other documents and materials in the possession of and/or under the control of Licensee related to the subject matter and terms of this Agreement. The exercise by Licensor of any right to audit at any time or times, or the acceptance by Licensor of any statement or payment, shall be without prejudice to any of Licensor’s rights or remedies and shall not bar Licensor from thereafter disputing the accuracy of any payment or statement. Licensee will remain fully liable for any and all amounts due under this Agreement.

6.5           Underpayments/Overpayments.  If, upon any examination of Licensee’s books and records, Licensor discovers any underpayment by Licensee, Licensee will make all payments required to be made to correct and eliminate such underpayment within thirty (30) days after Licensor’s demand.  In addition, if said examination reveals any underpayment of five (5%) percent or more, for any royalty period, Licensee will reimburse Licensor the reasonable cost of said examination within thirty (30) after Licensor’s demand.  If any overpayment is discovered, Licensee may credit the amount of the overpayment towards future Royalty payment due.  If none are due, Licensor shall reimburse Licensee the discrepancy within thirty (30) days.

ARTICLE 7.
INTELLECTUAL PROPERTY RIGHTS

7.1           Registrations.  Licensor may obtain, or cause to be obtained at its own expense, trademark, copyright or other proprietary protection for the Licensor Technology as Licensor deems appropriate in its discretion.

7.2           No Dispute by Licensee. Licensee shall not directly or indirectly dispute the validity of Licensor’s ownership of or title to the Licensor Technology, or related rights of Licensor, or oppose any application by Licensor, to register or protect the Licensor Technology, or related rights. Licensee shall not, directly or indirectly, take any action that might impair ownership of or rights in the Licensor Technology, or related rights.

7.3           Protecting the Licensor Technology.  Licensee shall reasonably cooperate in good faith with Licensor for the purpose of securing, preserving and protecting Licensor’s rights in and to the Licensor Technology. At the request of Licensor, Licensee shall execute and deliver to Licensor any and all documents and do all other acts and things that Licensor deems reasonably necessary or appropriate to make fully effective or to implement the provisions of this Agreement relating to the ownership of the Licensor Technology.

7.4           Infringement.  Licensee must promptly notify Licensor of any infringement or other misuse of the Licensor Technology or the use by any person of technology confusingly similar to the Licensor Technology that comes to its attention.  Licensor will take such action as it deems advisable, and Licensee will assist in such action, as Licensor may reasonably request, at Licensor’s expense. In no event, however, will Licensor be required to take any action if it deems it inadvisable to do so, and Licensee will have no right to take any action in relation to the Licensor Technology without the prior written consent of Licensor.

ARTICLE 8.
WEBSITES AND SOCIAL MEDIA ACCOUNTS

8.1           Licensee’s Websites and Social Media Accounts. Licensee shall be allowed to operate websites and social media accounts in the Territory. In the event Licensee uses the Licensor name in Licensee’s websites, social media sites, and related materials pertaining thereto (“Internet Uses”) then Licensor shall have approval rights over their initial “look and feel”.  In all other instances, Licensor shall have no approval rights over Licensee’s Internet Uses.

8.2           Cost of Internet Uses. Except as otherwise set forth in this Agreement, Licensee shall be solely responsible for all costs associated with any of its activities pursuant to this Agreement, including without limitation costs related to all Internet Uses, website development costs, domain name costs, operational costs, and so forth.

8.3           Compliance with Laws. The operation and maintenance of all Internet Uses shall comply with all applicable Laws. Licensee shall obtain and maintain, at Licensee's expense, all licenses and permits necessary for the operation of all Internet Uses.

8.4           Consumer Privacy. In relation to its Internet Uses, Licensee will comply with all Laws and implement appropriate industry standards within the Territory to maintain the confidentiality and privacy of any customer information it obtains.

ARTICLE 9.
REPRESENTATIONS AND WARRANTIES

9.1           Representations and Warranties of Each Party. The parties each represent and warrant that: (a) each party has the right and power to enter into and perform this Agreement; (b) this Agreement does not violate any Law applicable to such party, and does not conflict with, or result in any breach or termination of (i) any agreement, instrument, order, or judgment, or (ii) any other restriction to which such party is a party or by which such party is bound; and (d) no notice to, filing with, authorization of, exemption by, or consent of any government agency is required in order for such party to consummate the transactions contemplated by this Agreement.

9.2           Representations and Warranties of Licensee.  Licensee represents and warrants that: (a) it has or will obtain all rights, licenses, registrations, permissions, consents and releases required from third parties (including without limitation all governmental entities) in connection with Licensee’s activities under this Agreement; (b) as of the Effective Date, there are no actions, suits, disputes, proceedings or governmental investigations pending or threatened against the transactions contemplated by this Agreement or restricting or limiting the use, manufacture, sale or import of the Buildings within the Territory; (c) Licensee’s activities hereunder do not and will not infringe, misappropriate, or otherwise violate any intellectual property, publicity, privacy, or other rights of any third party; (d) Licensee has sought or will seek the advice of qualified legal counsel to review (i) all of Licensee’s advertising claims, and (ii) Licensee’s freedom to make, use, sell, offer for sale, distribute, copy, transmit, display, perform, import, and/or otherwise exploit the Buildings within the Territory; and (e) Licensee shall comply with all Laws in connection with its activities under this Agreement.

9.3           Representations and Warranties of Licensor.  Licensor hereby represents, warrants and covenants that it is the beneficial owner of the Licensor Technology and has the full right, power and authority to enter into this Agreement, and to perform all of its obligations hereunder. Licensor further represents that it will cooperate with Licensee in transitioning its operations into a global infrastructure development platform to service Licensee’s business.

ARTICLE 10.
CONFIDENTIALITY

10.1           Confidentiality.  During the Term of this Agreement, a party may deliver or provide, or cause to be delivered or provided, to the other party (“Receiving Party”) certain confidential or proprietary information of the party delivering or providing such information (“Disclosing Party”).  Any of such information delivered or provided by or on behalf of a Disclosing Party shall be referred to as “Confidential Information”.

10.2           Confidential Information. Except as set forth below, Confidential Information shall include, but is not limited to, all information about Disclosing Party’s businesses, operations, products, processes, finances, properties, employees, relationships with third parties, ideas, plans, designs, drawings, sketches, specifications, customers, suppliers, production partners, intellectual property, Trade Secrets and “know-how”, and all other information, documents and materials that are or, prior to the date hereof, have been delivered or otherwise disclosed by or on behalf of Disclosing Party to Receiving Party, whether oral, written, visual or in some other form, and whether or not identified as confidential. Notwithstanding the foregoing, Confidential Information shall not include any information:

(a)           That has become generally available to the public without breach of this Agreement by Receiving Party, except that Confidential Information shall not be deemed to be in the public domain merely because any part of said information is embodied in general disclosures or because individual features, components or combinations thereof are now known or became known to the public;

(b)           Which at the time of disclosure to Receiving Party was known to Receiving Party to be free of restrictions as evidenced by documentation in Receiving Party’s possession;

(c)           That is disclosed to Receiving Party by a third party, (without any breach of any confidentiality agreement or obligation to the other party) who did not unlawfully acquire or receive such information on a confidential basis; or

(d)           That is independently developed by the Receiving Party without any breach of this Agreement.

10.3           Receiving Party’s Obligations. As a condition to Disclosing Party furnishing Receiving Party with any Confidential Information, and for other good and valuable consideration, Receiving Party agrees to:

(a)           Hold the Confidential Information in confidence and not disclose the same to any other party, with the exception of Receiving Party’s Affiliates who need to review such material and have such information for the purpose of assisting Receiving Party in performing its obligations under this Agreement, but only after Receiving Party has informed its Affiliates of the confidential nature of the Confidential Information and has directed and obligated them to treat such material and information confidentially in accordance with the terms of this Agreement;

(b)           Exercise a degree of care over the Confidential Information not less than the care used by Receiving Party to protect its own confidential information, which in no event shall be less than reasonable care; and

(c)           Use the Confidential Information only for the purpose of performing its obligations under this Agreement.

10.4           Legal Proceedings. In the event that Receiving Party or any of Receiving Party’s Affiliates are requested or required in any legal proceeding (by interrogatories, deposition, requests for information or documents, subpoena or similar process) to disclose any Confidential Information of the Disclosing Party, Receiving Party shall furnish Disclosing Party with prompt notice of such request(s) (to the extent legally permissible) so that Disclosing Party may seek an appropriate protective order or other similar relief and/or waive compliance with the provisions of this Agreement. Receiving Party shall provide all reasonable cooperation to Disclosing Party in Disclosing Party’s efforts to obtain a protective order or other such relief to prevent or limit the disclosure of Confidential Information. If, in the absence of a protective order or similar relief or waiver by Disclosing Party, Receiving Party or any of Receiving Party’s Affiliates are nonetheless compelled to disclose the Confidential Information, Receiving Party or Receiving Party’s Affiliates may, without liability hereunder, disclose only that portion of the Confidential Information which, based upon the advice of Receiving Party’s counsel, is required to be disclosed.  Any such permitted disclosure shall not affect or impair the Receiving Party’s obligations of confidentiality with respect to the Confidential Information except as provided above.

10.5           Responsibility for Affiliates. Receiving Party agrees to be responsible for any breach of this Agreement by it or its Affiliates.

ARTICLE 11.
INSOLVENCY

11.1           Effect of Proceeding in Bankruptcy.  If either party institutes for its protection or is made a defendant in any proceeding under bankruptcy, insolvency, reorganization or receivership law, or if either party is placed in receivership or makes an assignment for benefit of creditors or is unable to meet its debts in the regular course of business, the other party may elect to terminate this Agreement immediately by written notice to the other party without prejudice to any right or remedy the terminating party may have, including, but not limited to, damages for breach.

11.2           Rights Personal.  The license and rights granted hereunder are personal to Licensee.  No assignee for the benefit of creditors, receiver, trustee in bankruptcy, sheriff or any other officer or court charged with taking over custody of Licensee’s assets or business, shall have any right to continue performance of this Agreement or to exploit or in any way use the Licensor Technology if this Agreement is terminated, except as may be required by law.

11.3           Trustee in Bankruptcy.  Notwithstanding the provisions of Paragraph 11.2 above, in the event that, pursuant to applicable bankruptcy Law, a trustee in bankruptcy, receiver or other comparable person, of Licensee, or Licensee, as debtor, is permitted to assume this Agreement and does so and, thereafter, desires to assign this Agreement to a third party, which assignment satisfies the requirements of the applicable bankruptcy Law, the trustee or Licensee, as the case may be, must notify Licensor. Said notice shall set forth the name and address of the proposed assignee, the proposed consideration for the assignment and all other relevant details thereof.  The giving of such notice will be deemed to constitute an offer to Licensor to have this license assigned to it or its designee for such consideration, or its equivalent in money, and upon such terms as are specified in the notice. Licensor may accept the aforesaid offer only by written notice given to the trustee or Licensee, as the case may be, within fifteen (15) days after Licensor’s receipt of the notice. If Licensor fails to deliver such notice within the said fifteen (15) days, such party may complete the assignment referred to in its notice, but only if such assignment is to the entity named in said notice and for the consideration and upon the terms specified therein. Nothing contained herein will be deemed to preclude or impair any rights that Licensor may have as a creditor in any bankruptcy proceeding.

ARTICLE 12.
TERMINATION

12.1           Other Rights Unaffected.  Termination of this Agreement will not affect any obligation of Licensee to make payments to Licensor hereunder accruing prior to such termination, and will not prejudice any other right of Licensor hereunder including, without limitation, injunctive relief or damages for breach. Except as required by law, no assignee for the benefit of creditors, receiver, liquidator, sequestrator, trustee in bankruptcy, sheriff or any other officer of the court of official charged with taking over custody of Licensee’s assets shall have the right to continue the performance of this Agreement.

12.2           Termination Without Right to Cure by Licensor.  Licensor will have the right to immediately terminate this Agreement by giving Licensee a notice of termination, without giving Licensee any right to cure, if Licensee:

(a)           institutes proceedings seeking relief under a bankruptcy act or any similar law.

12.3           Termination with Right to Cure.  If either party breaches any of its other material obligations, representations or warranties under this Agreement, the non-breaching party will have the right to terminate this Agreement by giving the breaching party notice of intention to terminate. Termination will become effective automatically and without further notice unless Licensee cures the breach within thirty days (30) days after the giving of such notice.

12.4           Effect of Termination.  Upon termination of this Agreement for any reason whatsoever:

(a)           All of the rights of Licensee under this Agreement will terminate and immediately revert to Licensor. Licensee, except as specified below, will immediately discontinue use of the Licensor Technology, whether in connection with the sale, or advertisement of Buildings.  However, Licensee shall have the right to complete any contracts in process to their completion provided Licensee pays a twenty percent (20%) premium to the Royalty contemplated by this Agreement.

(b)           All Royalties on sales of licensed products theretofore made will become immediately due and payable in the normal course.

ARTICLE 13.
INDEMNIFICATION AND INSURANCE

13.1           Indemnification by Licensee.  Licensee will indemnify, defend, and hold harmless Licensor, and its Affiliates, directors, officers, employees, agents, officials and related companies from and against any and all losses, liability, claims, causes of action, damages and expenses (including reasonable attorneys’ fees and expenses in actions involving third parties or between the parties hereto) that they or any of them may incur or be obligated to pay in any action, claim or proceeding against them or any of them, for or by reason of any acts, whether of omission or commission, that may be committed by Licensee or any of its servants, agents or employees: (a) in connection with or in any way related to Licensee’s performance of this Agreement; (b) in connection with the Buildings constructed using the Licensor Technology. If any action or proceeding is brought or asserted against Licensor in respect of which indemnity may be sought from Licensee under this Paragraph, Licensor will promptly notify Licensee thereof in writing, and Licensee will assume and direct the defense thereof. Licensor may thereafter, at its own expense, be represented by its own counsel in such action or proceeding. Licensor and Licensee will keep each other fully advised of all developments and shall cooperate fully with each other and in all respects in connection with any such defense. The provisions of this Paragraph and Licensee’s obligations hereunder will survive any termination of this Agreement.

13.2           Indemnification by Licensor.  Licensor will indemnify, defend, and hold harmless Licensee, and its Affiliates, directors, officers, employees, agents, officials and related companies from and against any and all losses, liability, claims, causes of action, damages and expenses (including reasonable attorneys’ fees and expenses in actions involving third parties or between the parties hereto) that they or any of them may incur or be obligated to pay in any action, claim or proceeding against them or any of them, for or by reason of any acts, whether of omission or commission, in connection the use of the Licensor Technology as provided for in this Agreement. If any action or proceeding is brought or asserted against Licensee in respect of which indemnity may be sought from Licensor under this Paragraph, Licensee will promptly notify Licensor thereof in writing, and Licensor will assume and direct the defense thereof. Licensee may thereafter, at its own expense, be represented by its own counsel in such action or proceeding. Licensor and Licensee will keep each other fully advised of all developments and shall cooperate fully with each other and in all respects in connection with any such defense. The provisions of this Paragraph and Licensor’s obligations hereunder will survive any termination of this Agreement.

13.3           Insurance.  Without limiting Licensee’s liability pursuant to the indemnity provisions of this Agreement, Licensee or its sublicensee(s) or subcontractor will maintain comprehensive general liability insurance in the amount of at least US$5,000,000 combined single limit per occurrence and a per annum aggregate limitation of not less than $10,000,000. This insurance must include contractual liability, personal injury liability, advertising injury, construction defect, products and completed operations liability. Licensor shall be named as an additional insured on the required policy(ies) purchased by Licensee and such coverage shall apply to Licensor on a primary basis.  All insurance must be obtained from an insurance company with a minimum A.M. Best Rating of A-VII. Licensee shall notify Licensor at least thirty (30) days prior to the cancellation of, or any material modification in, such insurance policy that would affect Licensor’s status or benefits thereunder. No later than the date of the first executed contract hereof, Licensee shall furnish a certificate of insurance to Licensor evidence such coverage

ARTICLE 14.
MISCELLANEOUS

14.1           Benefit.  This Agreement will inure to the benefit of and be binding upon the parties hereto, and to their permitted successors and assigns.

14.2           Manner of Notice.  Any notices, consents or other communications required or permitted to be given under the terms of this agreement must be in writing and will be deemed to have been delivered   upon   receipt   if   delivered   personally,   sent   by facsimile   (with   written confirmation of transmission), sent by nationally recognized overnight courier service or sent by certified mail, return receipt requested, postage prepaid, in each case properly addressed to the applicable party at its address set forth above (or to such other address for a party as shall be specified by like notice.

14.3           Suspension of Obligations (Force Majeure).  If Licensee is prevented from performing any of its obligations because of governmental regulation or order, or by strike or war, declared or undeclared, state of emergency, civil disturbance, terrorism or threat thereof, or other calamities such as fire, earthquake, or similar acts of God, or because of other similar or dissimilar cause beyond the control of Licensee, including but not limited to embargos, labor controversy or delay of common carrier, Licensee’s obligations will be suspended during the period of such condition. If such condition continues for a period of more than sixty (60) days, Licensor will have the right to terminate this Agreement. If the force majeure does not impact Licensee directly but it prevents Licensee from manufacturing and/or delivering licensed products, whether due to an inability to obtain materials, destruction of manufacturing facilities, inability to deliver finished product or similar conditions, Licensee shall have a period of no more than ninety (90) days to find alternate sources, and Licensee will advise Licensor on a weekly basis of the progress it has made in that regard. If, in Licensor’s reasonable opinion, Licensee fails to diligently proceed to obtain alternate sources, or if the condition continues for more than ninety (90) days, whichever first occurs, Licensor shall have the right to terminate this Agreement.

14.4           Relationship of the Parties.  The relationship of the parties under this agreement is that of independent contractors.  The parties will not be considered partners, co-venturers or agents of each other for any purpose

14.5           Entire Agreement; Amendment; Waiver.  This Agreement, and the Exhibits attached hereto, set forth the entire agreement and understanding of the parties and supersede all prior written or oral agreements or understandings with respect to the subject matter hereof. No amendment of any of the terms of this Agreement, or any waiver thereof, will be valid unless in writing and signed by the parties. The failure of either party to enforce at any time any term, provision or condition of this Agreement, or to exercise any right or option herein, will in no way operate as a waiver thereof, nor will any single or partial exercise preclude any other right or option herein

14.6           Assignment Without Consent.  Licensor and Licensee may assign this Agreement, or any of its rights or obligations hereunder, to any third party upon notice to the other party.

14.7           Licensor Debt.

a.           Reference is made to Licensor’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2015 and amended on March 31, 2015, which discloses convertible debentures issued by Licensor to Hillair Capital Investments, L.P and other investors (collectively, the “Debentures”).  As of December 31, 2014, the total amount (principal and interest) owed by Licensor in connection with the Debentures was $3.996 million.  On the Effective Date and during the term of this Agreement, Licensee hereby irrevocably and unconditionally agrees to pay in full, assume or otherwise satisfy (including all accrued interest and penalties incurred by its actions) to the holders of the Debentures (the “Holders”) (without duplication of amounts theretofore paid by the Licensor), all amounts as and when due under the Debentures, regardless of any defense (except the defense of payment by the Licensor), right of set-off or counterclaim that the Licensor may have or assert (any such payment, a “Guarantee Payment”).  Licensee’s obligation hereunder to make a Guarantee Payment is referred to herein as the “Guarantee” and may be satisfied by direct payment of the required amounts by the Licensee to the Holders of the Debentures.

b.           All Guarantee Payments made from time to time with respect to this Guarantee shall be in U.S. dollars and shall be payable free and clear of, and without deduction or withholding for, or on account of, any and all present or future taxes, duties, assessments, levies and other governmental charges of any nature whatsoever now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of any jurisdiction from which such payments are made, or any territory or political subdivision thereof, unless such deduction or withholding is required by law.

c.           Licensor will not object to Licensee contacting the Holders in connection with Licensee purchasing the debt evidenced by the Debentures from the Holders.  Licensor agrees to facilitate introductions between Licensee and the Holders.

d.           Licensee shall have the right to pay amounts owed to the Holders, in whole or in part, out of the Royalties due to Licensor.

14.8           Consulting.  During the first year of the Agreement and to the extent needed, in addition to the Royalty set forth in Section 6.1, Licensee will pay Licensor an advance of One Million Dollars ($1,000,000) in connection with management and consulting services provided by employees of Licensor which advance may be offset against Royalties due to Licensor.

14.9           Severability.  If any provision or any portion of any provision of this Agreement is construed to be illegal, invalid, or unenforceable, such shall be deemed stricken and deleted from this Agreement to the same extent and effect as if never incorporated herein, but all other provisions of this Agreement and any remaining portion of any provision which is not deemed illegal, invalid or unenforceable in part shall continue in full force and effect.

14.10           Governing Law and Jurisdiction.  This Agreement will be governed by and construed and interpreted in accordance with the laws of the State of New York, without giving effect to its conflicts of law rules that would require the application of the laws of another jurisdiction. Each of the parties hereby  irrevocably  and  unconditionally  submits,  for  itself and  its  property,  to  the exclusive jurisdiction of any state or federal court sitting in the County of New York, State of New York in any action or proceeding arising out of or relating to this agreement, and  each  of  the  parties hereby  irrevocably  and  unconditionally  (a)  agrees  not  to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such New York state or federal court, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action or proceeding in any such New York state or federal court.

14.11           Exhibits.  All Exhibits are incorporated into this Agreement.

14.12           Headings.  The headings of the Articles and Paragraphs of this Agreement are for convenience only and in no way limit or affect the terms or conditions of this Agreement.

14.13           Counterparts.  This agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will be considered one and the same agreement.  Facsimile or .pdf signatures will have the same force and effect as original signatures.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have signed this Agreement as of the Effective Date set forth above.

SG BLOCKS, INC.		RED CARDINAL HOLDINGS, INC.

By:	/s/ Paul M. Galvin	By:	/s/ Joseph Rosa

Name:	Paul M. Galvin	Name:	Joseph Rosa

Title:	Chief Executive Officer	Title:	President

Exhibit A

Territory

Licensed Territory:

Non-Exclusive License - The world.

Exclusive License – Upon satisfaction of the Debentures, the world except for the United States and the European Union and a Non-Exclusive License to the United States and the European Union.